EXHIBIT T3A-2

                            CERTIFICATE OF FORMATION

                                       OF

                              NEXTWAVE WIRELESS LLC



1. The name of the limited liability company is NextWave Wireless LLC.

2. The address of its registered office in the State of Delaware is 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware, 19901. The name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NextWave Wireless LLC this 29th day of December, 2004.







                                                    /s/ Frank Cassou
                                                    ----------------------------
                                                    Frank Cassou
                                                    Authorized Person